Exhibit 99.(m)

U.S. Global Investors Funds

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AGREEMENT made as of the 4th day of March, 2010, between U.S. Global Investors Funds, a Delaware statutory trust (the “Trust”), having its principal place of business in San Antonio, Texas and U.S. Global Brokerage, Inc. a corporation organized under the laws of the State of Texas (the “Distributor”), having its principal place of business in San Antonio, Texas.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide such shares of beneficial interest of each such series into two or more classes; and

WHEREAS, the Trust wishes to employ the services of the Distributor with respect to the distribution of shares of beneficial interest of the Trust (“Shares”) representing interests in each portfolio series of the Trust and classes thereof as identified  from time to time on Schedule A hereto (each such portfolio series being referred to herein as a “Fund”); and

WHEREAS, the Distributor wishes to provide distribution services to the Trust with respect to the Shares.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.             SALE OF SHARES BY THE DISTRIBUTOR.  The Trust grants to the Distributor the right to sell Shares during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the following terms and conditions: the Distributor (i) shall have the right to sell, as agent and on behalf of the Trust, Shares authorized for issue and registered under the 1933 Act; and (ii) may sell such Shares only in compliance with the terms set forth in the Trust’s currently effective registration statement, as may be in effect from time to time, and any further limitations the Board of Trustees of the Trust may impose.  The Distributor may enter into selling agreements with selected dealers and others for the sale of Shares and will act only on the Trust’s behalf as principal in entering into such selling agreements.

2.             SALE OF SHARES BY THE TRUST.  The rights granted to the Distributor shall be nonexclusive in that the Trust reserves the right to sell its shares to investors on applications received and accepted by the Trust.  The Trust also reserves the right to issue Shares in connection with (i) the merger or consolidation of the assets of, or acquisition by the Trust through purchase or otherwise, with any other investment company, trust or personal holding company; (ii) a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split-up; and (iii) as otherwise may be provided in the then current registration statement of the Trust.

3.             PUBLIC OFFERING PRICE.  Except as otherwise noted in the Trust’s current prospectus (the “Prospectus”) or Statement of Additional Information (the “SAI”), all Shares sold by the Distributor or the Trust will be sold at the public offering price plus any applicable sales charge described therein.  The public offering price for all accepted subscriptions will be the net asset value per share, determined in the manner described in the Trust’s then current Prospectus and SAI with respect to the applicable Fund.  The Trust shall in all cases receive the net asset value per Share on all sales.  If a sales charge is in effect, the Distributor shall be entitled to retain the applicable sales charges, if any, subject to any reallowance obligations of the Distributor as set forth in any selling agreements with selected dealers and others for the sale of Shares and/or as set forth in the Prospectus and/or SAI of the Trust with respect to Shares, in accordance with Section 22 of the 1940 Act and rules thereunder.

4.             SUSPENSION OF SALES.  If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by the Distributor, except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales of Shares and the Distributor’s authority to process orders for Shares if, in the judgment of the Trust, it is in the best interest of the Trust to do so.  Suspension will continue for such period as may be determined by the Trust.  In addition, the Trust and Distributor reserve the right to reject any purchase order.

5.             SOLICITATION OF SALES. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Trust.  This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers.  This does not obligate the Distributor to register as a broker-dealer under the Blue Sky Laws of any jurisdiction in which it is not now registered or to maintain registration in any jurisdiction in which it is now registered.  The Distributor may also enter into dealer or similar agreements with qualified intermediaries it may select for the performance of distribution services and shareholder services, provided that the Board of Trustees shall approve the form of dealer agreement and shall evidence such approval by filing said form of dealer agreement and amendments thereto as an exhibit to its currently effective registration statement under the 1933 Act.  The Distributor will not direct remuneration from commissions paid by the Trust for portfolio securities transactions to a broker or dealer for promoting or selling Shares.

6.             AUTHORIZED REPRESENTATIONS.  The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate registration statements, Prospectuses or SAIs filed with the U.S. Securities and Exchange Commission under the 1933 Act (as those registration statements, Prospectuses and SAIs may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. This shall not be construed to prevent the Distributor from preparing and distributing, in compliance with applicable laws and regulations, sales literature or other material as it may deem appropriate.  Distributor will furnish or cause to be furnished copies of such sales literature or other material to the Trust. Distributor agrees to take appropriate action to cease using such sales literature or other material to which the Trust reasonably objects as promptly as practicable after receipt of the objection.  Distributor further agrees that, in connection with the offer and sale of Shares, Distributor shall comply with all applicable securities laws of the United States and each state thereof in which Shares are offered and/or sold (including without limitation, the maintenance of effective federal and state broker-dealer registrations, as required) and the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”).

7.             PORTFOLIO SECURITIES.  Portfolio securities may be bought or sold by or through the Distributor and the Distributor may participate directly or indirectly in brokerage commissions or “spreads” for transactions in portfolio securities of the Funds.

8.             REGISTRATION OF SHARES.  The Trust agrees that it will use its best efforts to register Shares under the Blue Sky laws of any state as well as under the 1933 Act (subject to the necessary approval, if any, of its shareholders) and to qualify and maintain the registration and qualification of an unlimited number of shares under the 1933 Act so that there will be available for sale the number of Sales the Distributor may reasonably be expected to sell.  Distributor shall furnish such information and other materials relating to its affairs and activities as shall be required by the Trust in connection with such registration and qualification.  The Distributor agrees that it will not offer or sell Shares in any jurisdiction unless the offer or sale of Shares has been so qualified or registered or is otherwise exempt from such registration or qualification.  The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of each Fund.

9.             EXPENSES, COMPENSATION AND REIMBURSEMENT.

(a) The Trust shall pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any registration statement, Prospectus and Statement of Additional Information under the 1933 Act and amendments for the issue of its shares, (ii) in connection with the registration and qualification of shares for sale in the various states in which the officers of the Trust shall determine to be advisable (including registering the Trust as a broker or dealer or any officers of the Trust as agent or salesperson in any state), (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders of the Trust in their capacity as such, and (iv) of preparing, setting in type, printing and mailing Prospectuses, SAIs and any supplements thereto sent to existing shareholders.

(b) Compensation. For the distribution support services provided by the Distributor pursuant to the terms of this Agreement to those Funds that have adopted on behalf of one or more classes a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the “Distribution Plan”), the applicable class(es) of those Funds shall pay the Distributor at the rate and under the terms and conditions set forth in the Distribution Plan, as such Distribution Plan may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees of the Trust may impose.  Subject to and calculated in accordance with FINRA rules and regulations, if during any annual period the total of (i) the compensation payable to the Distributor by the applicable class(es) of those Funds that have adopted a Distribution Plan on behalf of one or more classes and (ii) amounts payable under such Distribution Plan exceeds 0.25% of the average daily net assets of such class(es), the Distributor will rebate that portion of its fee necessary to result in the total of (i) and (ii) above not exceeding 0.25% of the Fund’s average daily net assets of such class(es).  For those Funds and classes that have adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act, the payment of compensation is authorized pursuant to such Distribution Plan and is contingent upon the continued effectiveness of such Distribution Plan.  For those Funds that have not adopted on behalf of one or more classes a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act that permits and authorizes them to compensate and reimburse the Distributor in full, then the Distributor shall receive from other sources consistent with applicable law and other written agreements any portions of owed compensation or reimbursement not paid under the Distribution Plan.  All rights of compensation under this Agreement for services performed by the Distributor as of the termination date shall survive the termination of this Agreement.

(c) Revenue Sharing.  As disclosed in each Fund’s registration statement, it is recognized by the Trust that the Adviser or its affiliates may make payments to the Distributor with respect to any expenses incurred in the distribution of Shares, such payments payable from the past profits or other resources of the Adviser or its affiliates including advisory fees paid to it by the Trust.

10.           INDEMNIFICATION.

(a)  The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon: (i) any violation of the Trust’s representations or covenants herein contained; (ii) any wrongful act of the Trust or any of its representatives (other than the Distributor or any of its employees or representatives (regardless of the capacity in which such employee or representative is acting) or any other person for whose acts the Distributor is responsible or is alleged to be responsible (including any selected dealer or person through whom sales are made pursuant to an agreement with the Distributor)); or (iii) any untrue statement of a material fact contained in a registration statement, Prospectus, SAI or shareholder reports or other information filed or made public by the Trust (as from time to time amended) of any Fund or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading under the 1933 Act, or any other statute or common law, except to the extent the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.  In no case (i) is the indemnity by the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement, or (ii) is the Trust to be liable under its indemnity agreements contained in this paragraph with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any such person or after the Distributor or such person shall have received notice of service on any designated agent. However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought other than on account of its indemnity agreement contained in this Paragraph 10(a).  The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or person or persons, defendant or defendants in the suit.  In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them.  The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

(b) The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon: (i) any violation of the Distributor’s representations or covenants herein contained; (ii) any wrongful act of the Distributor or any of its employees or representatives or any other person for whose acts the Distributor is responsible or is alleged to be responsible (including any selected dealer or person through whom sales are made pursuant to an agreement with the Distributor); or (iii) any untrue statement of a material fact contained in a registration statement, Prospectus, SAI or shareholder reports or other information filed or made public by the Trust (as from time to time amended) or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only if the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor.  In no case (x) is the indemnity by the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to the Distributor or its security holders to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this agreement, or (y) is the Distributor to be liable under its indemnity agreements contained in this paragraph with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person or after the Trust or such person shall have received notice of service on any designated agent.  However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against  whom such action is brought other than on account of its indemnity agreement contained in this Paragraph 10(b).  The Distributor shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, or person or persons, defendant or defendants in the suit.  In the event the Distributor elects to assume the defense of any suit and retain counsel, the Trust, officers or Trustees or controlling person(s) or defendant(s) in the suit shall bear the fees and expenses of any additional counsel retained by them.  If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, officers or Trustees or controlling person(s) or defendant(s) in the suit for the reasonable fees and expenses of any counsel retained by them.  The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of the Shares.

(c)  The indemnification obligations of the parties in this Paragraph 10 shall survive the termination of this Agreement.

11.           CODE OF ETHICS.  The Distributor has adopted a written code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act and will provide the Fund with a copy of such code of ethics and all subsequent modifications, together with evidence of its adoption.  At least annually, the Distributor will provide the Fund with a report which (i) summarizes existing procedures for compliance with the code and any changes in the procedures made during the past year, (ii) describes any issues arising under the code since the last report to the Board of Trustees, including any material violations of the code and any sanctions imposed in response to the material violations, and (iii) identifies any recommended changes in existing restrictions or procedures based upon experience with the code, evolving industry practice, or developments in applicable laws or regulations.  The Distributor will also certify, at least annually, that the Distributor has adopted procedures reasonably necessary to prevent “Access Persons” as defined in the code and Rule 17j-1 from violating the code.

12.           CONFIDENTIALITY.  The Distributor agrees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except when requested by the Trust or when requested to divulge such information by duly constituted authorities, after prior notification to and approval in writing by the Trust.  Such approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply.

13.           EFFECTIVENESS, TERMINATION, ETC. This Agreement shall become effective as follows:  (i) with respect to the Shares of each Fund identified on Schedule A hereto as of the date hereof, and (ii) with respect to the Shares of any Fund and any classes thereof added to Schedule A hereto, subsequent hereto, as of the date Schedule A is amended to add such Fund or class.  Unless terminated as provided herein, the Agreement shall continue in force for one (1) year from the date of its execution and thereafter from year to year, provided continuance is approved at least annually by either (i) the vote of a majority of the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Trust, and (ii)

the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval.  This Agreement shall automatically terminate in the event of its assignment.  In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated without the payment of any penalty with respect to any Fund or class of Shares thereof by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, or by vote of a majority of the outstanding voting securities of the Fund or class of shares thereof, on not more than sixty (60) days’ written notice by the Trust.  This Agreement may be terminated by the Distributor upon not less than sixty (60) days’ prior written notice to the Trust. As used in this Paragraph 13, the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or as hereafter amended.

14.           NOTICE. Any notice under this Agreement shall be given in writing addressed and hand delivered or sent by registered or certified mail, postage prepaid, to the other party to this Agreement at its principal place of business.

15.           SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

16.           GOVERNING LAW.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws provision thereof.

17.           LIMITATION OF LIABILITY.  The Distributor is expressly put on notice of the limitation of liability as set forth in the Trust’s Agreement and Declaration of Trust, and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to each Fund and each Fund’s respective assets, and the Distributor shall not seek satisfaction of any such obligation from shareholders or any shareholder of the Funds.  In addition, the Distributor shall not seek satisfaction of any such obligations from the Trustees of the Trust or any individual Trustee.  The Distributor understands that the rights and obligations of any Fund under Trust’s Agreement and Declaration of Trust are separate and distinct from those of any of and all other Funds.

18.           AML AND PRIVACY.  The Distributor represents that it is in compliance in all material respects, and will continue to so comply, with all applicable laws and regulations relating to guarding against terrorism and money laundering, and the Distributor agrees to comply with the Trust’s anti-money laundering program to the extent applicable.  The Distributor also agrees to comply with the Trust’s privacy policies with respect to all information obtained pursuant to this Agreement.  It is acknowledged and agreed that other service providers to the Trust perform anti-money laundering services and reviews for the Trust, and that the Distributor receives little, if any, information concerning Fund shareholders.

19.           MARKET TIMING.  From time to time, the Trust may implement policies, procedures or charges in an effort to avoid the potential adverse affects on the Funds of short-

term trading by market timers.  The Distributor agrees to cooperate in good faith with the Trust in the implementation of (i) any such policies, procedures or charges, and (ii) the imposition and payment over to the Trust of redemption fees specified in the Trust’s registration statement.

20.           MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

U.S. GLOBAL INVESTORS FUNDS	U.S. GLOBAL BROKERAGE, INC.

/s/ Frank E. Holmes	/s/ Susan K. Filyk
Frank E. Holmes, President	Susan K. Filyk, President

SCHEDULE A

U.S. Global Investors Funds

Funds	Investor Class Shares	Institutional Class Shares
China Region Fund	X
All American Equity Fund	X
Gold and Precious Metals Fund	X
World Precious Minerals Fund	X	X
Global Resources Fund	X	X
Eastern European Fund	X
Global Emerging Markets Fund	X
Holmes Growth Fund	X
Global MegaTrends Fund	X	X
Tax Free Fund	X
Near-Term Tax Free Fund	X
U.S. Government Securities Savings Fund	X
U.S. Treasury Securities Cash Fund	X

Dated: March 4, 2010